Exhibit 99.1

Insituform Technologies, Inc. Reports Significantly Improved Second Quarter 2008 Results

Chesterfield, MO – July 24, 2008 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported second quarter income from continuing operations of $3.9 million, or $0.14 per diluted share.  This represents a 60.9 percent increase from the second quarter of 2007, when income from continuing operations was $2.4 million, or $0.09 per diluted share.

For the first half of 2008, income from continuing operations was $5.9 million, or $0.21 per diluted share, compared to a loss of $0.9 million, or $0.03 per share, in the first half of 2007.

In the second quarter of 2008, discontinued operations experienced a net loss of $0.5 million relating primarily to costs associated with final projects and legal costs incurred to pursue ongoing project claims.

Second quarter net income was $3.4 million, or $0.12 per diluted share, after accounting for discontinued operations.  This compares to $3.2 million, or $0.12 per diluted share, for the second quarter of 2007.  For the first half of 2008, net income was $5.3 million, or $0.19 per diluted share, compared to a net loss of $12.1 million, or $0.44 per share, in the first half of 2007.  In the first quarter of 2007, the Company announced the closure of its tunneling business and recorded pre-tax charges of $16.8 million, or $11.8 million after-tax, an impact of $0.43 per diluted share.

The second quarter results included approximately $1.2 million in expenses recorded during the quarter in connection with a proxy contest initiated by a dissident stockholder and its affiliates, which concluded in May.  In total, approximately $1.7 million was spent on the proxy contest during the first half of 2008, and no further costs are anticipated.  In addition, the second quarter of 2008 included approximately $0.8 million in expenses related to matters associated with the transition of the office of chief executive, which concluded during the second quarter.  The after-tax impact of these items in the second quarter of 2008 was approximately $1.4 million, or $0.05 per diluted share.

Joe Burgess, President and Chief Executive Officer, commented, “Our results in the second quarter represent the continuance of positive change for Insituform.  We nearly doubled the earnings from continuing operations from a quarter ago, and beat the prior year by almost 61%.  This was achieved through much improved performance in North America, despite the continued flat market conditions and the costs and distraction of the proxy contest.  A very important aspect of this improvement is that we are making more money with fewer crews through improved crew productivity and execution and better management of our fixed costs.  We are making great strides in this area, but we still have improvements to make.”

“After my first ninety days at Insituform, I am very excited about what is happening on several fronts.  Our backlog is increasing, our margins are stable and improving, and we are generating cash.  With these positive trends, and with the beginning of some milestone projects utilizing Insituform Blue® products in New York and Hong Kong, along with our sewer rehabilitation projects in India, I remain very confident about our performance for the remainder of 2008 and that we will outperform analyst expectations for the year.”

“We are positioning the company for long-term profitable growth through improved managerial discipline and laser-like focus on execution, coupled with the pursuit of growth opportunities that make sense and that will enhance stockholder value.  More precisely, this means we will continue the optimization efforts in our North America sewer rehabilitation operation, as well as the realignment of our cost structure on a global basis.  We also will be very focused on avenues to accelerate profitable growth in our Tite Liner, international and Insituform Blue® operations.”

Consolidated revenues in the second quarter of 2008 were $135.6 million, an 8.5 percent increase over the second quarter of 2007.  Revenue growth came primarily from our Tite Liner segment, which experienced record backlog coming into the quarter.  The Tite Liner segment experienced revenue growth of $7.1 million, or 66.0 percent, with each of its primary geographic locations showing improved results over the prior quarter.  Worldwide expansion efforts continue to yield favorable results with projects being executed in Australia and China during the quarter, representing new territories for the business.  Our Rehabilitation segment also experienced revenue growth as a result of our newly formed operation in India, strong growth in third-party product sales in North America and continued growth of sales associated with our Insituform Blue® product portfolio.  Our European operations also experienced significant revenue growth compared to the second quarter of 2007, principally due to strong foreign currencies versus the U.S. dollar.  Revenues declined slightly in our North America sewer rehabilitation unit in the second quarter of 2008 compared to the second quarter of 2007 due principally to increased small diameter work and reduced crews executing work in response to weaker market conditions that have persisted over the last year and a half.

Consolidated gross profit for the second quarter of 2008 increased $3.1 million, or 11.0 percent, from the same period in 2007. Gross profit was primarily impacted by the increase in margins in our sewer rehabilitation unit and growth in our Tite Liner segment.  Our North American sewer rehabilitation business increased its gross profit performance significantly as a result of improved project execution, lower fixed crew costs, and improved backlog margins from one year ago.  Gross profit from our Tite Liner segment improved by $0.5 million, or 12.0 percent, due to strong revenue growth.  Gross margins in our Tite Liner segment were lower in the second quarter of 2008 compared to the prior year period, due principally to increased project work in South America, where margins are traditionally lower, along with work performed in Australia, which has a high amount of subcontract work at lower margins.  In addition, second quarter 2007 gross margins were favorably impacted by certain one-time large project closeouts.

Consolidated operating expenses in the second quarter of 2008 increased by $0.9 million, or 3.7 percent, to $24.9 million from $24.0 million in the same period in 2007, primarily due to $1.2 million in costs related to the proxy contest, along with certain one-time compensation costs in connection with the new CEO appointment in April.  Approximately $0.8 million was recorded during the quarter relating to compensation to Alfred L. Woods, our interim Chief Executive Officer from August 2007 through April 2008, primarily in the form of deferred stock units, which vested during the quarter upon the appointment of our new Chief Executive Officer.  Without these one-time costs, operating expenses would have been $22.9 million, or 4.6 percent, below the second quarter 2007 operating expenses.  Operating expenses in Europe were significantly higher, principally due to a strong foreign currency exchange rates, while expenses in North American sewer rehabilitation, the Tite Liner segment and corporate were lower due to our ongoing cost reduction initiatives.  These decreases were offset somewhat by increased investment in business growth initiatives for our international operations and Insituform Blue® products.

Consolidated operating income in the second quarter of 2008 was $6.2 million, representing an increase of $2.2 million from the second quarter of 2007.  As discussed earlier, discontinued operations experienced a net loss of $0.5 million during the quarter, relating primarily to costs associated with final project closeouts, along with approximately $0.4 million in pre-tax legal costs relating to the prosecution of outstanding project claims.  In the second quarter of 2007, we recorded net income of $0.8 million, or $0.03 per diluted share, in discontinued operations which resulted from strong revenue and gross profit from a number of projects in their late stages.  Net income (inclusive of the loss from discontinued operations) of $3.4 million in the second quarter of 2008, represented an increase of $0.2 million from the $3.2 million recorded in the second quarter of 2007.

Second quarter 2008 revenues in our Rehabilitation segment improved $3.6 million, or 3.1 percent, compared to the prior year quarter.  Gross profit in the segment improved $2.5 million, or 10.8 percent, year-over-year.  Most of the gross profit increase resulted from improvements in North America.  Our European unit gross profit improved only slightly, despite strong revenue growth, due to isolated operational issues.  Rehabilitation gross profit also was bolstered by growth in India and Insituform Blue® projects, and through increased third-party product sales during the second quarter of 2008.  Operating expenses in the Rehabilitation segment increased by $0.9 million, or 4.0 percent, from the second quarter of 2007, due principally to the allocation of expenses related to the proxy contest and other incentive compensation matters.  Direct operating expenses in North America were lower due to ongoing cost reduction initiatives.  This was offset by increased operating expenses in Europe, due primarily to strong foreign currencies against the dollar.

Revenues in our Tite Liner segment increased $7.1 million, or 66.0 percent, in the second quarter of 2008, compared to the second quarter of 2007, due to growth in all geographic areas, most notably, South America.  For such periods, gross profit for the Tite Liner segment improved $0.5 million, or 12.0 percent.  The gross margin during the second quarter of 2008 was 28.5 percent, versus 42.2 percent in the second quarter of 2007.  Prior year gross profit was favorably impacted by strong project closeouts, and very strong performance in the United States.  The current year margin was lower due principally to the impact of growth in the South American market, where margins are traditionally lower, and ongoing work in Australia at lower-than-normal margins due to a higher component of subcontracted work.

For the first six months of 2008, consolidated revenue increased $21.6 million, or 9.0 percent, to $261.5 million from $240.0 million in the same period of 2007.  Gross profit increased $9.6 million, or 19.8 percent, to $58.0 million from $48.4 million in the same period of 2007.  Operating expenses increased $0.3 million, or 0.7 percent, to $48.5 million from $48.2 million in the same period of 2007.  Without the $1.7 million in expenses related to the proxy contest, operating expenses would have declined by $1.4 million, or 2.8 percent, when compared to the prior year period due to our continued cost-cutting initiatives.  Operating income increased $9.2 million, or 4,090.3 percent, to $9.5 million for the six months ended June 30, 2008 compared to the prior year period.

For the first six months of 2008, net income from continuing operations increased $6.8 million, or 794.4 percent, to $5.9 million, or $0.21 per diluted share, from a loss of $0.9 million, or $0.03 per diluted share, in the first six months of 2007.

For the first six months of 2008, revenues in our Rehabilitation segment increased by $10.3 million, or 4.7 percent, to $227.9 million from $217.6 million in the same period of 2007. Gross profit increased $8.8 million, or 22.5 percent, to $47.7 million and operating income in our rehabilitation segment increased $8.6 million, or 148.6 percent to $2.8 million, compared to an operating loss of $5.8 million for the first months six months of 2007.

For the first six months of 2008, revenues in our Tite Liner segment increased $11.2 million, or 50.3 percent, to $33.6 million from $22.3 million in the prior year period. Gross profit totaled $10.3 million compared to $9.5 million in the same period of 2007. Operating income was $6.7 million and $6.0 million in the first six months of 2008 and 2007, respectively.

Total contract backlog improved to $289.8 million at June 30, 2008 compared to $285.6 million at March 31, 2008.  The June 30, 2008 level of backlog was significantly higher than total contract backlog of $259.0 million and $205.6 million at December 31, 2007 and June 30, 2007, respectively.

Total backlog in our Rehabilitation segment at June 30, 2008 was $265.2 million.  This represented an increase of $11.7 million, or 4.6 percent, over the backlog for the segment at March 31, 2008.  As compared to December 31, 2007 and June 30, 2007, there was an increase of $32.4 million, or 13.9 percent, and $72.0 million, or 37.3 percent, respectively.  The increase in backlog since December 31, 2007 was due primarily to backlog increases in the United States and Insituform Blue® projects.  In addition, approximately $33 million of the backlog in the Rehabilitation segment at June 30, 2008 represents projects awarded to our newly formed joint venture in India in the second half of 2007.  This work commenced late in the second quarter of 2008.

Tite Liner segment contract backlog at June 30, 2008 decreased from the prior quarter end by $7.5 million to $24.7 million due to our strong second quarter 2008 performance.  The March 2008 backlog was at an all-time high at $32.2 million.  As compared to December 31, 2007, backlog decreased by $1.6 million, or 6.0 percent.  However, as compared to June 30, 2007, backlog improved by $12.2 million, or 97.9 percent, from $12.5 million.

Unrestricted cash increased to $93.2 million at June 30, 2008 from $79.0 million at December 31, 2007 due to improved working capital management and the collection of $4.5 million in the first quarter of 2008 from the CAT Contracting patent infringement litigation settlement.

In June 2008, the Company participated in binding arbitration for one of the outstanding tunneling claims.  The Company anticipates that the arbitration ruling for this claim will be issued in the next few days or weeks.  In accordance with the Company’s revenue recognition policy, the Company previously recorded a $2.1 million claim receivable with respect to this claim.  Although not expected, in the event the amount of the arbitration award is less then the recorded claim receivable and the arbitration panel issues its ruling prior to the Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, the Company would likely be required to revise the quarterly and six-month results for discontinued operations reported in this earnings release.  The Company continues to believe that it has a strong legal position regarding this claim.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statement, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, the Insituform® logo, Insituform Blue®, Tite Liner® and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$ 135,585	$ 124,968	$ 261,512	$ 239,950
Cost of revenues	104,455	96,919	203,496	191,518
Gross profit	31,130	28,049	58,016	48,432
Operating expenses	24,914	24,021	48,546	48,206
Operating income	6,216	4,028	9,470	226
Other income (expense):
Interest income	739	710	1,587	1,659
Interest expense	(1,158)	(1,315)	(2,385)	(2,808)
Other	237	(134)	1,005	568
Total other income (expense)	(182)	(739)	207	(581)
Income (loss) before taxes on income	6,034	3,289	9,677	(355)
Taxes on income	1,732	759	2,806	49
Income (loss) before minority interests and equity in losses of affiliated companies	4,302	2,530	6,871	(404)
Minority interests	(177)	(84)	(333)	(132)
Equity in losses of affiliated companies	(211)	(14)	(594)	(320)
Income (loss) from continuing operations	3,914	2,432	5,944	(856)
Gain (loss) from discontinued operations, net of tax	(516)	764	(603)	(11,223)
Net income (loss)	$ 3,398	$ 3,196	$ 5,341	$ (12,079)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$ 0.14	$ 0.09	$ 0.21	$ (0.03)
Gain (loss) from discontinued operations	(0.02)	0.03	(0.02)	(0.41)
Net income (loss)	$ 0.12	$ 0.12	$ 0.19	$ (0.44)
Diluted:
Income (loss) from continuing operations	$ 0.14	$ 0.09	$ 0.21	$ (0.03)
Gain (loss) from discontinued operations	(0.02)	0.03	(0.02)	(0.41)
Net income (loss)	$ 0.12	$ 0.12	$ 0.19	$ (0.44)

Weighted average number of shares:
Basic	27,572,992	27,281,051	27,521,807	27,269,789
Diluted	28,326,439	27,550,386	28,122,209	27,269,789

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Rehabilitation	$ 117,843	$ 114,280	$ 227,918	$ 217,601
Tite Liner	17,742	10,688	33,594	22,349
Total revenues	$ 135,585	$ 124,968	$ 261,512	$ 239,950

Gross profit:
Rehabilitation	$ 26,077	$ 23,536	$ 47,729	$ 38,953
Tite Liner	5,053	4,513	10,287	9,479
Total gross profit	$ 31,130	$ 28,049	$ 58,016	$ 48,432

Operating income (loss):
Rehabilitation	$ 2,944	$ 1,298	$ 2,814	$ (5,796)
Tite Liner	3,272	2,730	6,656	6,022
Total operating income	$ 6,216	$ 4,028	$ 9,470	$ 226

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$ 93,212	$ 78,961
Restricted cash	2,629	2,487
Receivables, net	92,794	85,774
Retainage	23,315	23,444
Costs and estimated earnings in excess of billings	37,802	40,590
Inventories	17,639	17,789
Prepaid expenses and other assets	27,577	28,975
Current assets of discontinued operations	19,383	31,269
Total current assets	314,351	309,289
Property, plant and equipment, less accumulated depreciation	71,940	73,368
Other assets
Goodwill	122,475	122,560
Other assets	27,475	26,532
Total other assets	149,950	149,092
Non-current assets of discontinued operations	8,081	9,391

Total Assets	$ 544,322	$ 541,140

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and line of credit	$ 513	$ 1,097
Accounts payable and accrued expenses	93,909	87,935
Billings in excess of costs and estimated earnings	7,746	8,602
Current liabilities of discontinued operations	5,961	14,830
Total current liabilities	108,129	112,464
Long-term debt, less current maturities	65,000	65,000
Other liabilities	5,333	7,465
Non-current liabilities of discontinued operations	1,048	953
Total liabilities	179,510	185,882
Minority interests	3,201	2,717

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 27,942,137 and 27,470,623	279	275
Additional paid-in capital	107,184	104,332
Retained earnings	244,318	238,976
Accumulated other comprehensive income	9,830	8,958
Total stockholders’ equity	361,611	352,541

Total Liabilities and Stockholders’ Equity	$ 544,322	$ 541,140

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$ 5,341	$ (12,079)
Loss from discontinued operations	(603)	(11,223)
Income (loss) from continuing operations	5,944	(856)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	8,263	7,789
Gain on sale of fixed assets	(732)	(857)
Equity-based compensation expense	2,789	3,207
Deferred income taxes	2,130	(4,940)
Other	(3,596)	(4,240)
Changes in operating assets and liabilities:
Restricted cash	(138)	(1,174)
Receivables net, retainage and costs and estimated earnings in excess of billings	(4,435)	7,884
Inventories	321	(1,428)
Prepaid expenses and other assets	872	(555)
Accounts payable and accrued expenses	3,891	(10,791)
Net cash provided by (used in) operating activities of continuing operations	15,309	(5,961)
Net cash provided by (used in) operating activities of discontinued operations	(1,340)	1,421
Net cash provided by (used in) operating activities	13,969	(4,540)

Cash flows from investing activities:
Capital expenditures	(6,872)	(8,795)
Proceeds from sale of fixed assets	1,304	1,287
Net cash used in investing activities of continuing operations	(5,568)	(7,508)
Net cash provided by (used in) investing activities of discontinued operations	1,338	(1,423)
Net cash used in investing activities	(4,230)	(8,931)

Cash flows from financing activities:
Proceeds from issuance of common stock	256	1,080
Additional tax benefit from stock option exercises recorded in additional paid-in capital	–	129
Proceeds from notes payable	700	685
Principal payments on notes payable	(1,284)	(1,212)
Principal payments on long-term debt	–	(15,768)
Net cash used in financing activities	(328)	(15,086)
Effect of exchange rate changes on cash	4,840	6,000
Net increase (decrease) in cash and cash equivalents for the period	14,251	(22,557)
Cash and cash equivalents, beginning of period	78,961	96,393
Cash and cash equivalents, end of period	$ 93,212	$ 73,836